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[LOGO]                                                P.O. BOX 1492
EL PASO                                               EL PASO, TEXAS 79978
NATURAL GAS COMPANY                                   PHONE: 915-541-3156

WILLIAM A. WISE PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                        February 4, 1992


PERSONAL


Michael C. Holland
c/o Mojave Pipeline
5001 East Commercenter Drive
Suite 300
Bakersfield, California 93309

Dear Mike:

        I am pleased to advise you that, effective on the date of El Paso Natural Gas Company's ("Company") initial public offering of its common stock (the "IPO"), you are awarded 10,000 phantom shares of restricted EPNG common stock. This phantom restricted stock will vest 20%, 20%, 20% and 40%, on the first, second, third and fourth anniversaries, respectively, of your continuous employment with the Company or a subsidiary after January 15, 1992. During the vesting period, these phantom shares may not be sold, transferred by gift, assigned or otherwise disposed of or pledged, mortgaged, assigned as security or otherwise encumbered. Following the IPO, dividends on these phantom shares will be distributed to you.

        The restrictions will lapse immediately in the event of your death or permanent disability or upon a "change in control" of EPNG. Prior to BR's distribution of the Company's common stock owned by BR to the stockholders of BR, your phantom restricted shares would vest upon a "change in control" of BR. The phantom stock will be forfeited if you retire, resign or are terminated by the Company prior to the end of the vesting period.

        You will also participate in a phantom EPNG nonqualified stock option program. On January 15, 1992 a grant of 34,000 phantom EPNG nonqualified stock options was placed in your name. The exercise price of these phantom options will be the price at which shares of EPNG's common stock are offered to the public ("IPO Price") in the initial public "offering of EPNG" common stock ("IPO").

        The phantom grant will vest over a period of three years. One-third (1/3) of the award will vest or be exercisable after you have completed the first, second and third years, respectively, of continuous employment with the Company or a subsidiary after January 15, 1992. Thereafter, the phantom option may be exercised, in whole or in part, through January 15, 2002, unless terminated earlier as a result of Plan provisions.

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PERSONAL
M. HOLLAND
FEBRUARY 4, 1992
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         The phantom options are subject to all of the terms and conditions of the Plan.

         The phantom options would become immediately exercisable in the event of your death or permanent disability or if there were a "change in control" of EPNG. Your beneficiary would be able to exercise the phantom options for one year following your death. You would be able to exercise your options for three years after you become permanently disabled.

         If you terminate from the Company, any unvested phantom options would expire. Vested phantom options may be exercisable by you for up to three years following your termination with Company approval. Vested phantom options would expire upon your termination without Company approval.

         If you retire from the Company, any unvested phantom options would expire. Vested phantom options will be exercisable by you for up to three years following your retirement.

         An agreement that outlines the procedures for exercising vested phantom restricted shares and vested EPNG phantom stock options will be forwarded to you in the near future. If you have any questions, please call Joel Richards.

                                        Sincerely,



                                        /s/ BILL


cc: J. Richards